Exhibit 99.(a)(14)

Creation and Designation of

Additional Series of Shares of Beneficial Interest of

American Beacon Funds

Pursuant to Article III, Section 1 of the Amended and Restated Declaration of Trust of the American Beacon Funds (the “Trust”) dated August 20, 2019 (“Trust Instrument”), the American Beacon Ninety One Emerging Markets Equity Fund, the American Beacon Ninety One Global Franchise Fund, and the American Beacon Ninety One International Franchise Fund (the “Funds”), were created as new series of the Trust by resolution of the Trust’s Board of Trustees (“Board”) on June 4, 2024.

Each Fund and its shares of beneficial interest (“Shares”) are designated as follows:

1.	The initial classes of Shares of each Fund are designated as R5 Class Shares, R6 Class Shares, and Y Class Shares. Each class of Shares has the same rights and obligations, except as provided in the Trust Instrument, each Fund’s registration statement on Form N-1A (“Registration Statement”), or by resolution adopted by the Board. Each Fund’s Shares shall be offered for sale and redeemed on the terms set forth in the Trust’s Registration Statement.

2.	All rights and preferences of the Funds and the Shares are as set forth in the Trust Instrument dated August 20, 2019 and the Amended and Restated Bylaws of the Trust dated August 20, 2019.

IN WITNESS WHEREOF, the undersigned have executed this instrument the 25th day of June 2024.

/s/ Gilbert G. Alvarado
Gilbert G. Alvarado

/s/ Joseph B. Armes
Joseph B. Armes

/s/ Gerard J. Arpey
Gerard J. Arpey

/s/ Brenda A. Cline
Brenda A. Cline

/s/ Eugene J. Duffy
Eugene J. Duffy

/s/ Claudia A. Holz
Claudia A. Holz

/s/ Douglas A. Lindgren
Douglas A. Lindgren

/s/ Barbara J. McKenna
Barbara J. McKenna

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